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                       CERTIFICATE OF AMENDMENT
                                  OF
                     CERTIFICATE OF INCORPORATION
                                  OF
                   JACQUELINE BEAUTY PRODUCTS, LTD.

          Pursuant to Section 242 of the General Corporation
                     Law of the State of Delaware

       The undersigned, pursuant to the provisions of the General
Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

       FIRST:  The name of the corporation is Jacqueline Beauty
Products, Ltd.

       SECOND: The amendment to the Certificate of Incorporation to be effected hereby is as follows:

       Paragraphs First and Fourth of the Certificate of Incorporation, relating to the name and stock of the corporation are amended to read as follows:

        "First:       The name of the corporation is HEALTH
EMPORIUM, INC."

        "Fourth:      The corporation shall be authorized to issue
twenty-four million (24,000,000) shares of common stock at one tenth of a mill (.0001) par value and five million (5,000,000) Convertible Preferred Shares bearing no Dividends at one tenth of a mill (.0001) par value."

       THIRD: The amendment effected herein was authorized by the written consent of the holders of all outstanding shares pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

       FOURTH: The capital of the corporation will not be reduced under or by reason of this amendment.

       IN WITNESS WHEREOF, we have hereunto set our hands and seal this 8th day of September, 1995.

                       By:    /s/ Sheldon Cohan
                              Sheldon Cohan, Acting President

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 09/12/1995
950206510-2068461